UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Ashford Hospitality Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 5, 2014

To the stockholders of

ASHFORD HOSPITALITY TRUST, INC.:

Recently you received the proxy statement for this year’s annual meeting of stockholders of Ashford Hospitality Trust, Inc. (the “Company”). The annual meeting is scheduled to be held on May 13, 2014.

One of the stockholder proposals (Proposal 4) seeks shareholder approval of a 5,750,000 share increase in the number of shares available for issuance under the Company’s 2011 Stock Incentive Plan.  In the proxy statement, the Board of Directors unanimously recommends a vote FOR approval of this amendment. The Board of Directors continues to strongly urge you to vote FOR the proposed stock incentive plan, based on the following:

•                  Following the February 2014 equity awards, only 265,945 shares remained available for issuance under the existing stock incentive plan, as disclosed in the proxy statement.  The Board of Directors believes that an ongoing equity incentive plan is important to our continued success in attracting, motivating and retaining qualified directors, officers and employees with appropriate experience and ability, and to increase the grantee’s alignment of interest with stockholders.

•                  The compensation committee has continually emphasized the important relationship between pay and performance.  We believe our shareholders have recognized this strong alignment because our shareholders have always approved the advisory executive compensation proposals by a significant majority.  Further, ISS has again recommended approval of our executive compensation this year, and our stock incentive plan is a critical component of our compensation structure.  The compensation committee has historically effectively utilized the stock incentive plan to align our executive’s pay with the company’s performance and needs the ability to continue to do so. We acknowledge that the use of equity grants by the Company may exceed the pace of equity grants by some of our peers; however, we would also point out that our total stockholder return, or TSR, also exceeds that of our peers. The Company’s three-year TSR exceeds most of our core peers and the Company’s five-year TSR exceeds all of our core peers.  The Company’s one-year TSR and the Company’s three-year and five-year TSR (Compound Annual Growth Rate) are shown in the tables below:

Additionally, based on information available from Bloomberg L.P., the Company’s one-year, two-year, three-year and five-year TSR exceeded multiple REIT indices as well as the S&P 500 Index, as shown in the table below:

Further, our CEO compensation consistently aligns with performance as shown in the table below:

ISS Recommendation

ISS Proxy Advisory Services, an independent proxy advisory firm, has recommended a vote against the plan amendment, based largely on the dilution and cost-based analysis calculations performed by ISS.  However, we believe that the calculations performed by ISS related to both dilution rate and the equity plan cost are flawed, as discussed further below.

Dilution Rate

As shown on the re-calculated table below, the actual potential dilution of our proposed stock plan amendment is only 5.55%, which is significantly lower than the purported dilution of 11.46% calculated by ISS.

ISS defines the “number of awards available under existing plans” as the number that was available on December 31, 2013, and fails to give effect to the award grants made after December 31, 2013 and prior to the record date.  As noted in our proxy, there were 1,584,484 shares available under existing plans at December 31, 2013; however, only 265,945 shares remained available for issuance under existing plans as of the record date.  This information was fully disclosed in our proxy.

Further, ISS uses a total “shares outstanding” that includes the common stock outstanding as well as operating partnership units.  The number used by ISS does not reflect our recent equity offering or equity grants.  ISS then asserts that “shares subject to outstanding awards,” representing full value awards (including operating partnership units) will have a dilutive effect in the future.  However, the full value equity awards are already taken into account in “shares outstanding,” and the burn rate calculation, and therefore, will have no further dilutive effect.

The dilution calculation, as modeled by ISS, is set forth below, with the corrections that we believe are necessary to avoid misrepresenting the dilution rate to our stockholders.

Shares Outstanding:	108,353,261	*
Warrants and convertibles:	0
Share allocation from plans:	6,015,945
Fully diluted shares:	114,369,206

	Share Allocation		Dilution (basic shares outstanding)	Dilution (fully diluted shares outstanding)
New share request	5,750,000		5.31%	5.03%
Shares available under existing plans	265,945		0.25%	0.23%
Shares subject to outstanding awards	0	**	0%	0%
Total	6,015,945		5.55%	5.26%

*                           Consists of 88,440,880 shares of common stock currently outstanding (424(b)(5), 4/10/14, p. S-5) and 19,912,381 operating partnership units (including long-term incentive partnership units or “LTIP units”) outstanding as of the record date.

**                    All full value awards, of which an aggregate of 3,700,000 were LTIP units outstanding as of December 31, 2013, are reflected in the “shares outstanding” number and the burn rate calculation below, and therefore will not be further dilutive.

Cost-Based Analysis

As shown on the re-calculated table below, the cost of our proposed equity plan, expressed in terms of shareholder value transfer, is only 5.55%, which is lower than the “Company-Specific Allowable Cap” of 7% stated by ISS and significantly lower than the 11% calculated by ISS.

Discrepancies similar to those discussed above under “Dilution Rate” are noted with respect to the cost-based analysis performed by ISS.  Again, ISS uses the December 31, 2013 awards available under existing plans as the current number, failing to give effect to the award grants made after December 31, 2013.  Again, ISS uses a total “shares outstanding” number that includes the common stock outstanding as well as operating partnership units, without reflecting our recent equity offering or equity grants.  Again, ISS asserts that shares “that have been granted but remain unexercised” will have a dilutive effect and further cost to the Company even though such shares are included in total shares outstanding, and therefore, will have no further dilutive effect or “shareholder value transfer.”

The cost-based analysis, as modeled by ISS, is set forth below, with the corrections that we believe are necessary to avoid misrepresenting the cost-based analysis to our stockholders.

Shareholder Value Transfer (SVT):	5.55%
Company-Specific Allowable Cap:	7%
Stock Exchange:	NYSE
200-day avg. as of quarterly data download:	$12.24
Shares outstanding:	108,353,261 shares
Market Value:	$1,326,243,915

	Share Allocation	Average Award Value	SVT ($)		SVT (as % of market value)
A:	5,750,000	x $12.24	=	$70,380,000	5.31%
B:	265,945	x $12.24	=	$3,255,167	0.24%
C:	0	x $12.24	=	$0	0.00%
Total:	6,015,945		=	$73,635,167	5.55%

A =               Shares reserved under the plan amendment (DEF14A, 4/11/14, p. 60);

B =               Shares currently available for grant under all plans (per DEF14A, 4/14/14, as of the record date);

C =               Shares that have been granted but remain unexercised.  Note:  4,118,000 full value awards, of which an aggregate of 3,700,000 were LTIP units outstanding as of December 31, 2013 (10-K, 3/3/14, pp. 89, 93) are not included as these awards are already included in the shares outstanding and burn rate calculation, and therefore will represent no additional shareholder value transfer.

As noted above, as of the record date, we have only 265,945 shares remaining available for issuance under our current stock incentive plan. Our Board of Directors believes that equity grants are a vital and important aspect of executive compensation and that the proposed increase of 5,750,000 shares available for issuance under the plan is important to our continued success in attracting, motivating and retaining qualified directors, officers and employees with appropriate experience and ability, and to increase the grantee’s alignment of interest with stockholders. Accordingly, the Board of Directors strongly urges you to vote FOR the proposed stock incentive plan amendment and to not follow the recommendation of ISS.

Other Matters

We have also addressed additional matters raised by ISS in the attached talking points.  These talking points are being provided to management for use in soliciting stockholders for proxies to vote in favor of the Board’s recommendations, as described in the Company proxy statement.

Sincerely,

/s/ Monty J. Bennett
Monty J. Bennett
Chairman and Chief Executive Officer

Ashford Hospitality Trust, Inc.
Proxy Solicitation Talking Points
for Annual Meeting Scheduled to be held
May 17, 2014

We are seeking the following management recommended votes:

Proposal 1 - “FOR” all director nominees (includes Amish Gupta)

Proposal 2 - “FOR” ratification of EY

Proposal 3 - “FOR” advisory approval of executive compensation

Proposal 4 - “FOR” increase in the stock incentive plan by 5.75M shares

Proposal 5 - “AGAINST” shareholder proposal proposing majority voting in director elections

PROPOSAL 1 - Directors:

ISS has recommended a “Withhold” vote on all incumbent directors because of our recent amendments to the by-laws, which we adopted in February, consistent with the governance documents for Ashford Hospitality Prime, Inc. (“Ashford Prime”).  In February, we modified our by-laws to (i) increase the threshold required for shareholders to request a special meeting from 25 percent to a majority of votes cast, and (ii) eliminate shareholders’ ability to amend the bylaws and to provide the Board the sole ability to amend or adopt the company’s by-laws.  In light of the provisions in our governing documents that serve to otherwise protect shareholder rights, as described below, and our review of the most recent ISS guidelines, we did not believe that ISS would express any significant concerns regarding these amendments.

Our Arguments:

•                  ISS fails to mention that a vast majority of Maryland public companies have by-laws that reserve the exclusive authority to amend the by-laws to the Board.

•                  In addition, many Maryland public companies have by-law provisions requiring a majority of the outstanding shares to call a special meeting.

•                  The changes the Board implemented are consistent with what we believe to be the standard for Maryland public companies and are consistent with the governance documents we implemented for Ashford Prime.

•                  ISS failed to take into account that our Board amended our corporate governance guidelines to provide that a Director who fails to receive a majority of the votes cast is required to tender a resignation to the Board.

•                  Our governing documents contain multiple provisions that serve to protect shareholders. Examples include:

•                  Ashford Trust has opted out of the (i) Maryland Business Combinations Act, (ii) the Maryland Control Share Acquisition Act and (iii) the Maryland Unsolicited Takeovers Act.

•                  If these Acts applied to us, they could substantially limit shareholder rights, and we cannot elect to opt in to any of these Acts with a charter amendment approved by 2/3 vote of the shareholders.

•                  Under our charter, a majority of the stockholders can remove directors without cause.

•                  We do not have a classified board of directors.

•                  We have an independent lead director.

•                  Our board of directors is comprised of 2/3 independent board members.

•                  We have not adopted any type of poison pill.

•                  There are no material restrictions on a stockholder’s right to call special meeting (as pointed out by ISS).

•                  We do not utilize cumulative voting.

•                  ISS has given Ashford Trust a “governance score” of 2, with a score of 1 representing the lowest governance risk, and a score of 10 indicating the highest governance risk).

•                  This board of directors has overseen excellent returns to our shareholders, as shown in the table below:

PROPOSAL 2 - No issues

PROPOSAL 3 - Say on Pay

ISS has recommended a “For” vote, so we have no specific issues to address on this proposal.  However, we should note that the lack of ISS support for our equity plan amendment is inherently inconsistent with ISS support for our Say on Pay proposal.

PROPOSAL 4 - INCREASE STOCK PLAN BY 5.75M SHARES

Our arguments against the position taken by ISS on this proposal are included in the letter to which these talking points are attached.

PROPOSAL 5 — UNITEHERE SHAREHOLDER PROPOSAL-MAJORITY VOTING IN DIRECTOR ELECTIONS

This is a proposal from UniteHere, a shareholder that holds 765 shares in Ashford Trust, or .001%.  Their proposal recommends that the Board take steps to amend the Company’s governing documents to provide that director nominees be elected by a vote of the majority of votes cast, with a plurality vote standard retained for contested director elections (that is, when the number of director nominees exceeds the number of board seats).

Both ISS and Glass Lewis are in favor of the shareholder proposal.

Our Arguments:

•                  Our board of directors recommends a vote AGAINST non-binding Proposal Five based on the reasoning set forth in our Statement in Opposition in the proxy statement.

•                  The board regularly reviews developments in corporate governance and carefully considered Proposal Five.  In response, our board modified our corporate governance guidelines to require incumbent directors who are not re-elected with at least a majority of the votes cast to tender a resignation.  This resignation policy was adopted in February, yet ISS failed to give this consideration. We believe this enhancement to our governance guidelines addresses the concern raised in the shareholder proposal, and adoption of the shareholder proposal at this time is not necessary and not in the best interest of our company.

•                  We have only had three shareholder proposals included in our proxy statements since our IPO, and all three have been from UniteHere.